*        Exhibit filed with this document.


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                                                                    EXHIBIT 12.1


                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                      Three Months Ended             Six Months Ended
                                                           June 30,                      June 30,
                                                  -------------------------     -------------------------
                                                      2000         1999             2000         1999
                                                  ------------ ------------     ----------- -------------
      Earnings
        Income  (loss) before taxes and minority
          interest..............................   $  38.2     $   31.1         $   67.7     $   57.9

        Adjustments:
          Minority   interest   in   losses   of
          consolidated subsidiaries.............      ---          ---              ---          ---
          Undistributed  (income)  loss  of less
          than 50% owned investments............      ---          ---              ---          ---
          Distributions   from   less  than  50%
          owned investments.....................      ---          ---              ---          ---
          Fixed charges.........................      27.5         17.2             55.1         31.9
                                                  ------------ ------------     -----------  ------------

        Earnings................................      65.7         48.3             122.8        89.8
                                                  ------------ ------------     -----------  ------------

      Combined fixed charges, including
          preferred accretion
        Interest    expense,    including   debt
          discount amortization.................      25.7         15.6             51.7         28.9
        Accretion  of   redeemable   convertible
          preferred stock........................    ---          ---              ---          ---
        Amortization/writeoff  of debt  issuance
          costs.................................      0.9          0.5              1.8          1.1
        Portion      of      rental      expense
          representative   of  interest   factor
          (assumed to be 33%)...................      0.9          1.1              1.6          1.9
                                                  ------------ ------------     -----------  ------------

        Fixed charges...........................   $  27.5     $   17.2         $   55.1     $   31.9
                                                  ------------ ------------     -----------  ------------

      Ratio  of  earnings   to  combined   fixed
          charges...............................      2.4x         2.8x             2.2x         2.8x
                                                  ============ ============     ===========  ============
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